Registration Nos. 333-133604 and 333-144898

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GOLDLEAF FINANCIAL SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	62-1453841
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

350 Technology Parkway, Suite 200, Norcross, Georgia 30071
(Address of Principal Executive Offices)
(Zip Code)

Goldleaf Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan
(Full Name of Plan)

Robert T. Schendel, Esq., General Counsel
10910 W. 87th Street
Lenexa, Kansas 66214

(Name and Address of Agent for Service)

(913) 341-3434
(Telephone number, including area code for agent for service)

This post-effective amendment No. 1 (this “Amendment”), filed by Goldleaf Financial Solutions, Inc., a Tennessee corporation (“Goldleaf”), deregisters the shares of common stock of Goldleaf (the “Securities”), issuable under the Goldleaf Financial Solutions, Inc. 2005 Long Term Equity Incentive Plan, that had been registered on Registration Statements on Form S-8 (Registration Nos. 333-133604 and 333-144898) filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2006 and July 27, 2007, respectively (the “Registration Statements”), and that remain unsold as of the date of this Amendment.

On October 1, 2009, pursuant to an Agreement and Plan of Merger dated as of August 16, 2009 (the “Merger Agreement”), by and among Jack Henry & Associates, Inc., a Delaware corporation (“Parent”), Peachtree Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Goldleaf, Merger Sub merged with and into Goldleaf (the “Merger”), with Goldleaf as the surviving corporation and a wholly-owned subsidiary of Parent.  Pursuant to the Merger Agreement, Goldleaf stockholders will receive $0.98 for each share of Goldleaf common stock they own.  The Merger became effective upon filing the Certificate of Merger with the Secretary of State of the State of Tennessee on October 1, 2009.

As a result of the Merger, Goldleaf has terminated all offerings of its Securities pursuant to its existing registration statements on file with the Commission, including the Registration Statements.  In accordance with an undertaking made by Goldleaf in the Registration Statements to remove from registration, by means of a post-effective amendment, any Securities that remain unsold at the termination of the offering, Goldleaf hereby removes from registration all Securities registered under the Registration Statements that remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monett, State of Missouri, on October 13, 2009.

Goldleaf Financial Solutions, Inc.

/s/ John F. Prim
John F. Prim
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John F. Prim
John F. Prim	President and Director	October 13, 2009

/s/ Kevin Williams
Kevin Williams	Treasurer	October 13, 2009